Exhibit 5.1

[LETTERHEAD OF POPULAR, INC.]

February 15, 2019

Popular, Inc.

209 Muñoz Rivera Avenue

Hato Rey, Puerto Rico 00918

Ladies and Gentlemen:

I am Executive Vice President and Chief Legal Officer of Popular, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico (the “Corporation”). I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about February 15, 2019 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to 1,000,000 shares of common stock of the Corporation (the “Shares”), consisting of up to (a) 800,000 shares of common stock to be issued or delivered pursuant to the Popular, Inc. Puerto Rico Savings and Investment Plan (the “P.R. Savings Plan”) and (b) 200,000 shares of common stock to be issued or delivered pursuant to the Popular, Inc. USA 401(K) Savings and Investment Plan (the “U.S. Savings Plan”). The P.R. Savings Plan and the U.S. Savings Plan are referred to herein individually as a “Plan.”

I have examined such corporate records, certificates and other documents, including the resolutions of the Board of Directors of the Corporation authorizing the issuance of the Shares (the “Corporation Resolutions”) and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. On the basis of such examination, it is my opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Corporation and, when the Registration Statement has become effective under the Act and the Shares have been issued in accordance with the terms of each Plan, and upon payment for (which is assumed to be in an amount not less than par value of the Shares) and delivery of the Shares as contemplated by and in accordance with each Plan, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the Commonwealth of Puerto Rico, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain factual matters on information obtained from public officials, officers of the Corporation, and other sources believed by me to be responsible. Finally, I have assumed that the authority granted in the Corporation Resolutions will remain in effect at all relevant times.

Popular, Inc.

This opinion is delivered as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “INTERESTS OF NAMED EXPERTS AND COUNSEL” in Part II of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Javier D. Ferrer